Exhibit 5

HUNTON & WILLIAMS LLP
ONE BANK OF AMERICA PLAZA
SUITE 1400
421 FAYETTEVILLE STREET
RALEIGH, NORTH CAROLINA 27601

TEL    919 899 3000
FAX    919 833 6352

August 13, 2013

Board of Directors
Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604

Issuance of 4,312,500 Shares of Common Stock

Ladies and Gentlemen:

We have served as special counsel to Highwoods Properties, Inc., a Maryland corporation (the “Company”), in connection with the offering by the Company of 4,312,500 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), pursuant to the Registration Statement on Form S-3 (File No. 333-172134) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on February 9, 2011, which became effective upon filing. The Shares are to be issued pursuant to that certain Underwriting Agreement, dated as of August 7, 2013, by and among the Company and Highwoods Realty Limited Partnership, on the one hand, and Wells Fargo Securities, LLC and Jefferies LLC, on the other hand (the “Underwriting Agreement”). The Shares include 562,500 shares of Common Stock being issued pursuant to the exercise of the option in Section 2 of the Underwriting Agreement.
In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)
the Amended and Restated Charter of the Company, together with all amendments and articles supplementary filed to date with respect thereto (the “Charter”), as certified by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as of May 2, 2013, and by the Secretary of the Company as of the date hereof;

(b)	the Company's Amended and Restated Bylaws (the “Bylaws”), as certified by the Secretary of the Company as of the date hereof;

(c)	the form of certificate representing a share of Common Stock, as certified by the Secretary of the Company on the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BRUSSELS CHARLOTTE DALLAS HOUSTON LONDON LOS ANGELES
McLEAN MIAMI NEW YORK NORFOLK RALEIGH RICHMOND SAN FRANCISCO TOKYO WASHINGTON
www.hunton.com

Board of Directors
Highwoods Properties, Inc.
August 13, 2013

(d)
copies of resolutions duly adopted by the Board of Directors of the Company on January 26, 2011, July 12, 2013 and July 31, 2013, and by the Pricing Committee of the Board of Directors on August 7, 2013 (collectively, the “Resolutions”), as certified by the Secretary of the Company as of the date hereof;

(e)	the Registration Statement;

(f)
the preliminary prospectus supplement, dated August 7, 2013, as filed with the Commission on August 7, 2013 pursuant to Rule 424(b) under the Securities Act, together with the base prospectus, dated February 9, 2011 (the “Base Prospectus”);

(g)
the final prospectus supplement, dated August 7, 2013, as filed with the Commission on August 9, 2013 pursuant to Rule 424(b) under the Securities Act, together with the Base Prospectus (collectively, the “Final Prospectus”);

(h)	an executed copy of the Underwriting Agreement;

(i)	an executed copy of the certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters;

(j)	the certificate of the SDAT as to the due incorporation, existence and good standing of the Company in the State of Maryland dated August 7, 2013 (the “Good Standing Certificate”); and

(k)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.
Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:
1.    The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, and has the requisite corporate power to issue the Shares.
2.    The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Final Prospectus, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Board of Directors
Highwoods Properties, Inc.
August 13, 2013

The opinion in paragraph 1 with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate. In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VI of the Charter.
The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company's Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.
This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP